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                                                                     EXHIBIT 8.2



                          [LATHAM & WATKINS LETTERHEAD]




                                January 23, 1998






Food 4 Less Holdings, Inc.
c/o Ralphs Grocery Company
1100 West Artesia Boulevard
Compton, California 90220

        Re: Agreement and Plan of Merger Dated as of November 6, 1997, By and Among Fred Meyer, Inc., FFL Acquisition Corp. and Food 4 Less Holdings, Inc.
              ----------------------------------------------------------

Ladies and Gentlemen:

               We have acted as special counsel for Food 4 Less Holdings, Inc., a Delaware corporation ("Company"), in connection with the proposed merger (the "Merger") of FFL Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Fred Meyer, Inc., a Delaware corporation ("Parent"), and the Company, pursuant to an Agreement and Plan of Merger dated as of November 6, 1997, as amended on January 20, 1998 (the "Merger Agreement"), by and among Parent, Sub and Company under which each issued and outstanding share of Company stock, not owned directly or indirectly by Company, Parent or Sub will be converted into the right to receive common stock of Parent ("Parent Common Stock").

               In that connection, you have requested our opinion regarding the material United States federal income tax consequences of the Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, (ii) the registration statement on Form S-4 which includes the Joint Proxy and Consent Solicitation Statement/Prospectus to be filed by Parent with the Securities and Exchange Commission (the "SEC"), to which this opinion appears


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LATHAM & WATKINS

Food 4 Less Holdings, Inc.
January 23, 1998
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as an exhibit (the "Registration Statement"), (iii) the representations made to us by Company, Parent and certain stockholders of Company in their respective letters to us each dated the date hereof (the "Representation Letters"), and
(iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

               In addition, we have assumed that:

               1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

               2. The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of Delaware;

               3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representation untrue or incorrect in any material respect;

               4. Any statements made in any of the documents referred to herein "to the knowledge of" or similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without such qualification; and

               5. The representations made to us in the Representation Letters will again be made to us as of the Effective Time.

               If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

               Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the statements set forth in the Registration Statement under the caption "The FM/Food 4 Less Merger -- Certain United States Federal Income Tax Consequences" represent an accurate summary of the material United States federal income tax consequences of the Merger.

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LATHAM & WATKINS

Food 4 Less Holdings, Inc.
January 23, 1998
Page 3



               In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

               1. This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

               2. We express no opinion on any issue relating to United States federal income tax consequences other than those described under the caption "The FM/Food 4 Less Merger -- Certain United States Federal Income Tax
               Consequences."

               3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provisions thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event that any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

               This opinion is rendered to you solely for use in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.



                                               Very truly yours,


                                               LATHAM & WATKINS